Exhibit 1.1

THE COMPANIES ORDINANCE

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

1.	The name of the Company is:

[AMENDED] MER TELEMANAGEMENT SOLUTIONS LTD.

2.	The objects for which the Company is formed are:

A.	To be of a capacity to exercise all legal acts which are legitimate according to the law in connection with any right or obligation of arty kind and nature.

B.
To found, establish, hold, Initiate, buy, sell, supervise, participate in, represent and manage any organization, economic activity and/or financial, business, agency, service„ real estate, property, rights and undertakings of any person of arty kind and nature and to provide consulting services, management, business and administrative planning, financial and organizational services and any service of any kind and nature, to any person in and out of Israel.

C.
Especially and notwithstanding the generality of that set forth in Sections A and B above, to be involved in the development and marketing of software products, distribution of equipment end/or rights and/or products of any kind and nature, and also to deal with, to found, establish, fulfill and manage any commercial business related directly and/or Indirectly with them and to provide any service directly and/or indirectly related thereto.

3.
[AMENDED] The share capital of the Company is: NIS 600,000 (600,000 New Israeli Shekels) divided into: (a) 17,000,000 ordinary shares, NIS 0.03 par value per share; and (b) 3,000,000 preferred shares, NIS 0.03 par value per share.

4.	The liability of the members of the Company is limited.

5.
We, the undersigned, whose names and addresses appear below, desire to become incorporated in accordance with this Memorandum of Association, and agree to take the number of shares in the share capital of the Company as follows:

Name and I.D.	Address	No. of Shares	Signature

1.C. Mer Industries Ltd 52-003780-5	Hastat 18 Holon	99 Ordinary Shares	/s/ C. Mer Industries Ltd.

2.Mer & Company	Hastat 18 Holon	1 Ordinary Share	/s/ Mer & Company (1982) Ltd.
Total shares allotted:		100 Ordinary Shares

Witness to the above signatures:

David Sittun, Adv.

46 Heh B’lyar Streeet

Tel Aviv 62150